Coopers                                        Coopers & Lybrand L.L.P.
 & Lybrand                                      a professional services firm




                   CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3 of our reports dated January 24, 1995, on our audits of the consolidated financial statements and the financial statement schedule of the Southern New England Telecommunications Corporation as of December 31, 1994 and 1993 and for the three years in the period ended December 31, 1994, which reports are included in or incorporated by reference in the Corporation's Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts."

                                      COOPERS & LYBRAND L.L.P.

New Haven, Connecticut
June 8, 1995